Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Reports Record Quarterly Results
Raises 2014 Earnings Outlook
Second quarter 2014 financial highlights:

•	Achieved record adjusted earnings of $1.47 per share, up 11 percent from the prior quarter and 31 percent from same quarter prior year

•	Increased adjusted EBIT margin by 90 basis points from the prior quarter to 18.6 percent, driven by Advanced Engineered Materials, Industrial Specialties and Acetyl Intermediates

•	Repurchased approximately 0.8 million shares at an average price of $59.87, deploying $50 million of cash

•	Ended the quarter with approximately $1.1 billion cash on hand, up from prior quarter

•	GAAP earnings were $1.66 per share compared to $1.25 per share in the prior quarter and $0.83 per share in the prior year quarter
Dallas, July 17, 2014: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported second quarter 2014 adjusted earnings per share of $1.47 versus $1.33 in the prior quarter.

	Three Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013
	(unaudited)
	(In $ millions, except per share data)
Net sales	1,769	1,705	1,653
Operating profit (loss)	259	243	169
Net earnings (loss)	258	195	133
Adjusted EBIT / Total segment income(1)	329	302	264
Operating EBITDA(1)	401	375	339
Diluted EPS - continuing operations	$1.66	$1.25	$0.83
Diluted EPS - total	$1.66	$1.25	$0.83
Adjusted EPS(1)	$1.47	$1.33	$1.12
______________________________

(1)	Non-US GAAP measure. See "Reconciliation of Non-US GAAP Financial Measures" below.

"Our second quarter adjusted EPS was the highest in our history at $1.47 per share. We expanded segment income margin to 18.6 percent, a 90 basis point improvement sequentially and a 260 basis point improvement year-over-year. These results were driven by the efforts of our global teams that continued to deliver customer-centric applications that add value. We are also benefiting from the strategic decision to operate our technology-enabled business in a manner that increases our underlying business flexibility and our ability to take advantage of prevailing industry trends," said Mark Rohr, chairman and chief executive officer. "We again delivered strong cash flow, deploying $50 million on share repurchases and $39 million on dividends in the quarter. With a cash balance of $1.1 billion and net debt balance of less than $2.0 billion, we have an opportunity to create value through our balance sheet."
Recent Highlights

•
Announced the opening of the company's Commercial Technology Center in Seoul, Republic of Korea. The research and development center will support customer growth in South Korea and advance the technical capabilities of the Celanese product portfolio.

•
Announced the expansion of the company's compounding capabilities at its integrated chemical complex in Nanjing, China, to include polyphenylene sulfide ("PPS"). PPS is used to replace metals and thermosets in applications spanning the automotive, electronics and aerospace industries. The expansion is expected to be operational by year-end 2014.

•
Announced the expansion of the company's Florence, Kentucky facility to add compounding process lines to support demand for its engineered materials business. It is expected to be operational in the first quarter of 2015.

•	Announced that the company will expand its Suzano, Brazil facility to include long-fiber reinforced thermoplastics production by mid-2015 to serve customers in Brazil and Latin America.

•
Announced the company's intent to construct a VAE emulsions unit in Southeast Asia. The unit will allow Celanese to better serve customers with high-end applications in the architectural coatings, building and construction, carpet and paper industries. The unit is expected to begin production by mid-2016.

•
Increased the company's quarterly common stock cash dividend by 39 percent, from $0.72 to $1.00 per share of common stock on an annual basis. This increased the company's dividend payout ratio to approximately 20 percent.

Second Quarter Business Segment Overview
Advanced Engineered Materials
In the second quarter, Advanced Engineered Materials generated record quarterly revenue of $389 million and expanded segment income margin by 170 basis points sequentially to 24.2 percent, on segment income of $94 million. Volumes increased 4 percent from the prior quarter. Demand for the company's advanced polymers in autos continues to be strong. Additionally, the business' ability to develop products and applications that resonate with customer needs drove incremental growth in consumer applications primarily in Asia and industrial applications in North America and Asia. Earnings from affiliates were $45 million. GAAP operating profit was $56 million.
Consumer Specialties
Second quarter segment income margin in Consumer Specialties was 37.0 percent on segment income of $107 million. On a sequential basis segment income decreased primarily due to a third party power outage that interrupted plant operations at the company's cellulose derivatives facility in Narrows, Virginia. Volumes decreased 3 percent from the prior quarter. Pricing declined by less than 1 percent mainly due to commitments under a legacy contract in acetate flake. Dividends from the cellulose derivatives ventures were $28 million, consistent with first quarter. GAAP operating profit was $80 million.
Industrial Specialties
In the second quarter, Industrial Specialties expanded segment income margin sequentially by 20 basis points on segment income of $22 million. Volumes increased 2 percent sequentially primarily driven by increased demand in North America for EVA polymers and seasonal trends in emulsion polymers in North America and Asia. Pricing increased 4 percent from the first quarter on improved product mix in EVA polymers, primarily medical, and in response to higher raw material costs, primarily vinyl acetate monomer (VAM), in emulsion polymers. GAAP operating profit was $24 million in the second quarter.
Acetyl Intermediates
Second quarter segment income margin in Acetyl Intermediates was 16.2 percent, a 480 basis points expansion sequentially on $146 million of segment income. These results demonstrate the strategic actions the company has taken to respond to prevailing industry conditions while also yielding a stronger base business. Pricing increased 6 percent sequentially, mainly in VAM, reflecting the impact of the company's strategic actions at non-integrated facilities in Europe as well as planned and unplanned industry outages in the United States gulf coast. The higher pricing more than offset the impact of the planned turnaround at the company's acetic acid unit at Clear Lake, Texas. GAAP operating profit was $143 million in the second quarter.
Cash Flow
During the second quarter of 2014, the company generated $253 million of operating cash flow primarily driven by continued strong earnings. The company's net investment in capital projects was $86 million mainly related to the methanol unit at its integrated facility in Clear Lake, Texas and the natural gas boilers at its cellulose derivatives facility in Narrows, Virginia. Adjusted free cash flow for the quarter was $161 million.
The company deployed $39 million on dividends and $50 million on share repurchases. As of June 30, 2014, $297 million remained under the company's share repurchase authorization.
The company ended the quarter with net debt of less than $2.0 billion, a $61 million decrease from March 31, 2014.

Outlook
"Our excellent performance through the first six months of the year gives me confidence that we can generate adjusted earnings per share growth in the range of 15 to 17 percent in 2014," said Rohr. "We now increase our focus on the Celanese-specific initiatives for 2015 that will help offset the expected headwind related to the expiration of a methanol contract in mid-2015."
The company's earnings presentation and prepared remarks related to the second quarter results will be posted on its website at www.celanese.com under Investor Relations/Events and Presentations after market close on July 17, 2014. Information previously included in supplemental tables to our press release is now included in a separate Non-US GAAP Financial Measures and Supplemental Information document posted on our website. See “Reconciliation of Non-US GAAP Financial Measures” below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Jon Puckett	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Jon.Puckett@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. With sales almost equally divided between North America, Europe and Asia, the company uses the full breadth of its global chemistry, technology and business expertise to create value for customers and the corporation. Celanese partners with customers to solve their most critical needs while making a positive impact on its communities and the world. Based in Dallas, Texas, Celanese employs approximately 7,400 employees worldwide and had 2013 net sales of $6.5 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Use of Non-US GAAP Financial Information
This release uses the following non-US GAAP measures: adjusted EBIT, operating EBITDA, adjusted earnings per share, adjusted free cash flow and net debt. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss); for adjusted earnings per share is earnings (loss) from continuing operations per common share-diluted; for adjusted free cash flow is cash flow from operations; and for net debt is total debt.

Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is defined by the Company as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense and taxes, and further adjusted for certain items and amounts attributable to noncontrolling interests ("NCI"). Adjusted EBIT by business segment may also be referred to by management as segment income.

•
Operating EBITDA is defined by the Company as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense, taxes and depreciation and amortization, and further adjusted for certain items and amounts attributable to NCI. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is defined by the Company as earnings (loss) from continuing operations, adjusted for income tax (provision) benefit, certain items, refinancing and related expenses and amounts attributable to NCI, divided by the number of basic common shares, convertible preferred shares and dilutive restricted stock units and stock options calculated using the treasury method.

Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. We also reflect the impact of foreign tax credits when utilized for the adjusted earnings per share tax rate. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual GAAP tax rate in any given future period.

•
Adjusted free cash flow is defined by the Company as cash flow from operations less other productive asset purchases, operating cash flow from discontinued operations and certain cash flow adjustments, including amounts attributable to NCI and capital contributions from outside stockholders of the Company's consolidated ventures.

•	Net debt is defined by the Company as total debt less cash and cash equivalents, adjusted for amounts attributable to NCI.
Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about July 17, 2014 and also available on our website at www.celanese.com under Financial Information, Non-GAAP Financial Measures and Supplemental Information, or at this link: http://investors.celanese.com/interactive/lookandfeel/4103411/Non-GAAP.PDF
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013
	(In $ millions, except share and per share data)
Net sales	1,769	1,705	1,653
Cost of sales	(1,361)	(1,327)	(1,334)
Gross profit	408	378	319
Selling, general and administrative expenses	(119)	(104)	(113)
Amortization of intangible assets	(5)	(6)	(9)
Research and development expenses	(24)	(22)	(23)
Other (charges) gains, net	2	(1)	(3)
Foreign exchange gain (loss), net	(1)	(1)	(2)
Gain (loss) on disposition of businesses and asset, net	(2)	(1)	—
Operating profit (loss)	259	243	169
Equity in net earnings (loss) of affiliates	101	40	55
Interest expense	(40)	(39)	(44)
Refinancing expense	—	—	—
Interest income	2	—	1
Dividend income - cost investments	29	29	23
Other income (expense), net	1	—	4
Earnings (loss) from continuing operations before tax	352	273	208
Income tax (provision) benefit	(94)	(78)	(75)
Earnings (loss) from continuing operations	258	195	133
Earnings (loss) from operation of discontinued operations	(1)	—	—
Gain (loss) on disposition of discontinued operations	—	—	—
Income tax (provision) benefit from discontinued operations	1	—	—
Earnings (loss) from discontinued operations	—	—	—
Net earnings (loss)	258	195	133
Net (earnings) loss attributable to noncontrolling interests	1	1	—
Net earnings (loss) attributable to Celanese Corporation	259	196	133
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	259	196	133
Earnings (loss) from discontinued operations	—	—	—
Net earnings (loss)	259	196	133
Earnings (loss) per common share - basic
Continuing operations	1.66	1.25	0.83
Discontinued operations	—	—	—
Net earnings (loss) - basic	1.66	1.25	0.83
Earnings (loss) per common share - diluted
Continuing operations	1.66	1.25	0.83
Discontinued operations	—	—	—
Net earnings (loss) - diluted	1.66	1.25	0.83
Weighted average shares (in millions)
Basic	155.8	156.5	159.7
Diluted	156.1	156.8	160.1

Consolidated Balance Sheets - Unaudited

	As of June 30, 2014	As of December 31, 2013
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	1,064	984
Trade receivables - third party and affiliates, net	1,045	867
Non-trade receivables, net	231	343
Inventories	816	804
Deferred income taxes	115	115
Marketable securities, at fair value	39	41
Other assets	29	28
Total current assets	3,339	3,182
Investments in affiliates	880	841
Property, plant and equipment, net	3,577	3,425
Deferred income taxes	271	289
Other assets	332	341
Goodwill	794	798
Intangible assets, net	140	142
Total assets	9,333	9,018
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	158	177
Trade payables - third party and affiliates	839	799
Other liabilities	472	541
Deferred income taxes	10	10
Income taxes payable	64	18
Total current liabilities	1,543	1,545
Long-term debt	2,880	2,887
Deferred income taxes	228	225
Uncertain tax positions	158	200
Benefit obligations	1,125	1,175
Other liabilities	298	287
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(464)	(361)
Additional paid-in capital	73	53
Retained earnings	3,399	3,011
Accumulated other comprehensive income (loss), net	(53)	(4)
Total Celanese Corporation stockholders' equity	2,955	2,699
Noncontrolling interests	146	—
Total equity	3,101	2,699
Total liabilities and equity	9,333	9,018